ANNUAL REPORT


          For the fiscal year ended March 31, 2001



                 DATRON SYSTEMS INCORPORATED
                EMPLOYEE STOCK PURCHASE PLAN
                  (Full title of the plan)


                 Datron Systems Incorporated
     3030 Enterprise Court, Vista, California 92083-8347
     (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)

                 DATRON SYSTEMS INCORPORATED
                EMPLOYEE STOCK PURCHASE PLAN


                Index To Financial Statements



Page


Independent Auditors' Report                                F-2

Financial Statements:

     Statements of Assets Available for Benefits            F-3

     Statements of Changes in Assets Available for Benefits F-4

     Notes to Financial Statements                          F-5

Schedules:

     None

     All schedules are omitted because they are not applicable or the required information is shown in the Financial Statements or the notes thereto.

                    INDEPENDENT AUDITORS' REPORT



Datron Systems Incorporated
Employee Stock Purchase Plan

We have audited the accompanying statements of assets available for benefits of Datron Systems Incorporated Employee Stock Purchase Plan (the "Plan") as of March 31, 2001 and 2000 and the related statements of changes in assets available for benefits for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the assets available for benefits of the Plan as of March 31, 2001 and 2000, and the changes in assets available for benefits for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


San Diego, California
June 8, 2001

                 DATRON SYSTEMS INCORPORATED
                EMPLOYEE STOCK PURCHASE PLAN

         STATEMENTS OF ASSETS AVAILABLE FOR BENEFITS

                                         March 31,   March 31,
                                           2001        2000

Cash                                      $38,897     $26,938

Participant contributions receivable        1,104         414

Assets available for benefits             $40,001     $27,352

See accompanying notes to financial statements.


                 DATRON SYSTEMS INCORPORATED
                EMPLOYEE STOCK PURCHASE PLAN

   STATEMENTS OF CHANGES IN ASSETS AVAILABLE FOR BENEFITS

                                           Years Ended March 31,

                                         2001        2000     1999

Participant contributions              $156,187     $88,600  $84,161

Benefits paid                          (134,006)    (77,694) (74,294)

Cash disbursements to employees
   withdrawing from the plan             (9,532)     (4,044) (16,909)

Net increase (decrease)                 $12,649      $6,862  $(7,042)

Assets available for benefits:

Beginning of year                        27,352      20,490   27,532

End of year                             $40,001     $27,352  $20,490

See accompanying notes to financial statements.

                 DATRON SYSTEMS INCORPORATED
                EMPLOYEE STOCK PURCHASE PLAN

                NOTES TO FINANCIAL STATEMENTS


Note 1.  Plan Description

     In August 1997, the stockholders of Datron Systems Incorporated (the "Company") adopted, effective July 1, 1997, the Datron Systems Incorporated Employee Stock Purchase Plan (the "Plan") under Section 423 of the Internal Revenue Code. The Plan is intended to provide eligible employees with the opportunity to acquire an equity interest in the Company through the acquisition of stock purchase rights.

    Employees are eligible to participate in the Plan if they have been employed a minimum of five months and work at least 20 hours per week. Eligible employees may use funds from accumulated payroll deductions to purchase shares of Company common stock at the end of six-month offering periods. They may contribute up to 10% of gross earnings toward such purchases, not to exceed $12,500 per offering period, and may purchase a maximum of 1,000 shares per offering period. The purchase price for the shares is 85% of the lesser of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period. Shares purchased must be held for a minimum of three months before they can be sold. A total of 200,000 shares has been authorized for issuance under the Plan.

  Common stock issued under the Plan is summarized as follows:

                       2000                   1999                  1998
                 ------------------     ------------------    -----------------
   Offering      Shares    Purchase     Shares    Purchase    Shares   Purchase
Period Ended     Issued     Price       Issued      Price     Issued     Price

June 30           7,938     $7.12        7,713      $4.68      6,648     $5.74
December 31       9,411     $8.23        6,698      $6.22      7,821     $4.62

Total            17,349                 14,411                14,469

Note 2.  Summary of Significant Accounting Policies

Basis of Accounting

The Plan's financial statements are prepared on the accrual basis of accounting.

Administrative Expenses of the Plan

All expenses incurred in the administration of the Plan are paid by the Company.

Contributions

Contributions to the Plan are made on a weekly basis as compensation is paid to participants.

Income Taxes

The Plan was established under Section 423 of the Internal
Revenue Code and is, therefore, exempt from income taxes.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Compensation Committee of the Datron Systems Incorporated Employee Stock Purchase Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

     DATRON SYSTEMS INCORPORATED
     EMPLOYEE STOCK PURCHASE PLAN


     By:   /s/ William L. Stephan
     Date:  June 13, 2001
            William L. Stephan
            Datron Systems Incorporated
            Employee Stock Purchase
            Plan Compensation Committee

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